Exhibit 4.8

भारतीय गैर न्यायिक

एक सौ रुपये

Rs. 100

रु. 100

ONE HUNDRED RUPEES

सत्यमेव जयते

भारत INDIA

INDIA NON JUDICIAL

महाराष्ट्र MAHARASHTRA

CN 954125

एल. एस. डी. क्रमांक :- १२५

क्रमांक:- विनांक:-

उच्च न्यायालय, मुंबई.

...eral Stamp Office, Mumbai.
...V. No. 694

22 DEC 2009

...per Officer

TATA SONS LTD.
BOMBAY HOUSE
HOMI MODY ST., FORT,
MUMBAI-400 001

मुद्रांक विक्रेता
प्रकाश नारायण जड्यार

SHRI. K. R. MADGE

TATA BRAND EQUITY & BUSINESS PROMOTION AGREEMENT

THIS AGREEMENT is made on this 2nd day of February 2010 BETWEEN TATA SONS LIMITED, a Company incorporated under the Indian Companies Act VII of 1913 and having its registered office at Bombay House, 24, Homi Mody Street, Mumbai 400 001 (hereinafter called “the Proprietor”) of the First Part and :

Subsidiaries of Tata Communications Ltd. having their name, registered office and country of incorporation as set out in Schedule B (hereinafter collectively called “the Subscribers”) of the Other Part:

WHEREAS the prevalent competitive environment created by the liberalisation and globalisation of trade and industry has resulted in a radical transformation of the business scene and it has become imperative for individual Tata companies, wherever and to the extent possible, to pool their resources and make a co-operative effort to promote a unified common TATA brand which, collectively, would match the Brand Equity of well-known international brand names;

AND WHEREAS there is immense goodwill and brand awareness attached to the TATA name/mark which the Proprietor proposes to further systematically develop, promote and enhance in order to provide the collective strength of Tatas to the businesses of Individual Tata companies and add value to their businesses as well as legally protect the TATA Brand;

AND WHEREAS a Scheme known as the ‘TATA Brand Equity & Business Promotion Scheme’ (hereinafter referred to as ‘the Scheme’) has been drawn up by the Proprietor with the above-mentioned objectives and under the Scheme the Proprietor has agreed to initiate certain measures and undertake specific obligations and responsibilities as more particularly set out hereinafter;

AND WHEREAS the Proprietor has, as part of the measures envisaged under the Scheme, drawn up a Code of Conduct (hereinafter referred to as ‘the Code’) to be followed in all its dealings by any company associating itself or continuing to associate itself with the TATA name in order to enhance and preserve the TATA Brand Equity;

And Whereas Tata Communications Limited had approached the Proprietor expressing the desire of the Subscribers to subscribe to the Scheme and use and associate with the Marks in respect of the products and services of the Subscribers as applicable, and comply with the Code;

AND WHEREAS the Subscribers, a list whereof is annexed hereto as Annexure B, wish to subscribe to the Scheme and use and associate with the Marks in respect of the products and services of the Subscribers as applicable and comply with the Code and each of the Subscribers have obtained the approval of their Board of Directors to enter into this agreement with Tata Sons Limited on their behalf;

AND WHEREAS the Proprietor is agreeable to the grant of and the Subscribers are agreeable to accept a subscription to the Scheme on the terms and conditions hereafter set out;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereto hereby covenant, agree and declare as follows:

1 Interpretation and Definition

1.1 In this Agreement unless the context otherwise admits the following terms shall have the following meanings:

“Annual Net Income”: Net income exclusive of excise duty, governmental taxes (not being taxes levied on profits) and non-operating income of the financial year in which the Use occurs; (for the purpose of computation of net income the proportion of income which is derived from the sale of products/services such as the bulk commodity kind will be eligible to invite a multiple of 0.75).ln computing the Annual Net Income of each of the Subscribers, the turnover in respect of billings to Tata Communications Limited or to any Subscriber shall be excluded. No other adjustment shall be made in respect of any other consolidation adjustments.

“Annual Profit Before Tax”: Profit after interest and depreciation but before Income tax of each subsidiary for the financial year in which the Use occurs;

“Code”: The TATA Code of Conduct adopted by the Subscribers.

“Group/the group”: All subscribers to the Scheme, collectively.

“Business Name”: The word TATA used whether as part of the corporate name of the Subscriber or to brand the products and /or services of the Subscriber or to represent the Subscriber’s association with the TATA group in any other manner.

“Major Campaigns”: Major communications and/or publicity and/or advertising exercises and campaigns including but not limited to those conducted through media, mail shots, sponsorships, community affairs programmes, surveys, leaflets and all other form of advertising;

‘Marketing Indicia’ Certain trading names, logos, advertising slogans and images, colour schemes, styles of labelling, emblems and other manifestations characteristic of the Tata brand to be developed by the Proprietor for use by the Subscribers to this and similar agreements;

“Marks/the Marks”: The Marks set out in the Schedule ‘A’ hereto and developed/to be newly developed either as a trademark under the Trade Marks Act 1999 or as a ‘work’ under the Copyright Act, 1957 and owned, registered/to be registered in the name of the Proprietor for use by the Subscribers to this and similar Agreements as set out in the Schedule ‘A’ hereto;

“Media”: All manner of mass communication including but not limited to radio, television, satellite and other telecommunication modes, newspapers, magazines, journals and advertising hoardings irrespective of the method of transmission of the communicated material;

“Other use” Use of Business Name and Marketing Indicia other than in the sale and promotion of Products and Services such as obtaining finance, recruitment, joint venture negotiations with government institutions and any activity which benefits the business or business conduct of the subscriber:

“Products and Services”: The products / services of the Subscribers;

“Promote/Promoting the Interest”: Shall include enforcing the mark or symbol developed, adopted and used by the Proprietor against third parties, either in a civil or in a criminal action;

“Protect/Protection”: Shall include the creation and development of a mark or a symbol (which may or may not incorporate the word TATA) by the Proprietor in pursuance of this Agreement to project the group image and further includes the registration of such mark either as a trademark under Indian regulations governed by the Trade Marks Act, 1999 or as a ‘work’ under the Copyright Act, 1957. These expressions shall further include filing opposition(s) to third party conflicting application(s) and rectification(s) against conflicting registration(s). It shall also mean to prosecute, defend and enter into legal proceedings in any territory of the world in defense of the interests of the Subscribers companies and to collect and disseminate statistical and other information relating to the TATA Marks or to the collective reputation of the Subscribers companies or any other information likely to be useful to its members.

“Satisfactory Quality”: Has the meaning ascribed to it in sub-section 16 of the Sale of Goods Act, 1930;

“Subsidiary/Subsidiaries” - A subsidiary/ Subsidiaries shall mean a company/companies in which Tata Communications Limited by itself and/or with its Holding company/other Subsidiaries holds either directly or indirectly more than 50% of the share capital. The list of subsidiaries bound by this agreement is set out in Schedule B hereto;

“Territory”: means World-wide;

“the Scheme”: The TATA Brand Equity & Business Promotion Scheme formulated by the Proprietor;

“Working Day”: A day on which banks are open for business in Mumbai;

1.2 Words importing the singular shall include the plural and vice versa; words importing the male gender shall include the female gender and vice versa and words importing a person shall include a company or corporation and vice versa;

1.3 The headings in this Agreement are included for convenience only and shall be ignored in construing the same.

1.4 References herein to Clauses and Sub-clauses shall unless otherwise specified be construed as references to Clauses and Sub-clauses of this Agreement.

2 Obligations and Responsibilities of the Proprietor

2.1 The Proprietor shall have the following obligations and responsibilities:

a) to protect and promote the collective image and goodwill of the Group and prevent any mark or symbol developed and owned by the Proprietor from being usurped and/or diluted in any way and to this end, the Subscribers hereby authorise the Proprietor to act on its behalf to the extent necessary;

b) to organise periodically, as may be deemed necessary, corporate identity and brand promotional activities and campaigns through various media including electronic/telecommunication/satellite communication media (e.g. TATA Website) etc., printing and publishing of promotional material and such other activities as, in the opinion of the Board of Directors of the Proprietor company, will enhance the TATA Brand Equity and correspondingly benefit the business of the Subscribers;

c) to co-ordinate major campaigns involving the promotion and development of the Marks;

d) to engage the services of specialist agencies both in India and Internationally as the need may be to energise and enhance the overall TATA Brand Equity which eventually could result in a greater market share for the products and services of the Subscribers and help in the preservation and vindication of the trust and confidence reposed by customers, business associates, stakeholders and the society in general;

e) to engage professional consultants for conducting industry/organisational studies/research for the formulation of Group business strategies and policies that would assist the subscribing companies to emerge as business leaders in the evolving markets;

f) for the attainment of the overall objectives of the TATA Brand Equity & Business Promotion Scheme and interacting closely with the participating Tata companies in a centrally co-ordinated manner, engage and set up a team of senior personnel and/or advisors/consultants and/or specialist firms as well as provide them with the necessary supporting staff and facilities to perform their functions;

g) to take steps to make available a pool of sharable resources of the Tata Group including managerial talent trained in TATA values to the Subscribers;

h) to provide necessary guidance to the Subscribers in order to ensure uniformity in the application of the Group policies relating to good business practices;

i) to adopt the JRD Quality Value and/or other such process as a means to appraise the performance of the Subscribers in various areas of its activity and to guide and assist the Subscribers in the attainment of higher standards of quality of its products, services and management;

j) to provide such support and assistance to the Subscribers as the Board of Directors of the Proprietor company may consider necessary in certain circumstances including securing the support of Group companies to the extent and in a manner permissible under the prevalent laws;

k) to encourage support to the Subscribers’ business from Group companies subject to the availability of products and services of a desirable quality at competitive rates;

l) to undertake activities which in the opinion of the Board of Directors of the Proprietor company are essential for the purposes of promoting, developing, maintaining, managing and legally protecting the Tata name, the Marks in India and abroad and thereby endeavour to promote the business of the Subscribers to achieve greater profitability and enhancement of stakeholder value;

m) to undertake measures to preserve the stability of the management of the Subscribers in order to protect the larger interests of its stakeholders.

n) for the purposes of promoting the business of the Subscribers, to provide assistance in accessing the network of domestic and international business contacts and availing the services of the domestic and overseas offices of the Proprietor and the Group companies;

o) to institutionalise mechanisms to share and propagate best management practices amongst the Subscribing companies;

p) to manage and supervise the implementation of the Scheme and ensure compliance with the terms of this Agreement and the Code.

3 Grant

3.1	The Proprietor hereby grants to the Subscribers for the term and subject to the conditions of this Agreement a personal but non-exclusive and non-assignable subscription to use the Business Name and Marketing Indicia. At the sole option of the Proprietor, the Subscribers shall have a right to enter into a separate Registered User’s/Licence Agreement for the use of the Marks in relation to its products and/or services in the Territory in relation to the Subscribers’ business in the manner and to the extent set out in Clause 12 of this Agreement. The Subscribers shall always adhere to the Code and further assist the Proprietor in protecting and enforcing the Marks;

3.2	These Subscribers shall have the right to use the word TATA as part of their business name but not as part of any trade mark other than the Marks or as part of any marketing indicia in any way whatsoever unless specifically permitted by the Proprietor.

3.3	Nothing in this Agreement shall entitle the Subscribers or any of its Subsidiaries to grant any sub-subscription to any other party.

4 Use of the Business Name, Marks and Marketing Indicia

4.1	(a) The Subscribers shall use the Business Name, Marks and Marketing Indicia upon or in relation to the Products and Services only in such manner that the distinctiveness, reputation or validity of the Business Name, Marks and Marketing Indicia shall not be impaired.

(b) For the purposes of sub-clause 4.1 (a) the Subscribers shall on request of the Proprietor comply with the reasonable requirements of the Proprietor as to the form, manner, scale and context of use of the Marks and of the statements to accompany any of the same.

4.2	The Subscribers shall not conduct without the prior written consent of the Proprietor the whole or any part of its business under a business name or trading style which incorporates any of the Business Name, Marks or Marketing Indicia other than as provided for in this Agreement or which otherwise in the opinion of the Proprietor might impair the validity, reputation or distinctiveness of the Business Name, Marks and the Marketing Indicia.

4.3	The Subscribers shall use and display any of the Business Name, Marks or Marketing Indicia in relation to any other name(s), mark, or indicia owned by any third-party or parties (including the Subscribers or any shareholder of the Subscribers or any Affiliate of a shareholder of the Subscribers) only as approved by the Proprietor. Any change in such use or display shall require the prior written consent of the Proprietor.

4.4	The Subscribers shall not use without the prior written consent of the Proprietor the Business Name, Marks or Marketing Indicia so as to suggest that any two (or more) marks constitute a single or composite name, trademark or marketing indicia or are under the same proprietorship.

5 Control of Use of the Marks and Marketing Indicia

5.1	In order to maximise the impact and benefit to both parties of the subject matter of this subscription -

(a) the Subscribers shall supply the Proprietor with detailed Major Campaign schedules which involve the Business Name, Marks or Marketing Indicia as soon as these are known and agreed internally by the Subscribers;

(b) the Proprietor shall supply the Subscribers with information similar to that referred to in sub-clause 5.1 (a) in relation to Major Campaign schedules sponsored by the Proprietor relating to the business of the Subscribers in the Territory.

In order not to clash in their respective communications efforts each party shall keep the other informed in good time of any changes to such schedules. If it is found that there is any clash in content or timing of any Major Campaign, the parties shall consult together with a view to revising such content or timing in a manner satisfactory to each. If agreement is not reached within a reasonable time, the Proprietor’s decision as to the action to be taken by each party shall be final and the Subscribers shall abide by it but neither party shall be required to pay any compensation or reimbursement of expenses to the other in relation to such decision.

5.2	The Subscribers shall adopt the guidelines and codes relating to visual standards, advertising standards and such other printed material as may from time to time become available and be considered by the Proprietor to be useful or necessary. If there is a conflict or inconsistency between the manuals and this Agreement the terms of this Agreement shall prevail.

5.3	The Subscribers shall comply strictly with the principles and rules laid down in the manuals, the codes and material supplied there under as the same may from time to time be updated, amended or reissued. In providing updated, amended or reissued manuals and materials, the Proprietor shall give the Subscribers reasonable notice in advance of the dates from which such updates, amendments or reissues should be used.

5.4	In the event of conflict or doubt as to the meaning or exact requirements of any part of any of the manuals, the codes and material supplied thereunder, the Subscribers shall seek guidance in writing from the Proprietor. The Subscribers may also submit any draft material in which the Business Name, Marks or Marketing Indicia are used, which the Subscribers is not required under Clause 5 to submit to the Proprietor, for advice or approval.

5.5	The Subscribers shall submit to the Proprietor for approval copies of all Concept Boards/Treatments and Story Boards in respect of all Major Campaigns involving the Business Name, Marks or Marketing Indicia. The Proprietor shall within 10 Working Days of receipt of any such Story Boards advise the Subscribers in writing whether approval is given. If full approval is not given the Proprietor shall specify the grounds for withholding approval and shall indicate what remedial steps it considers necessary.

5.6	Where the Subscribers are required other than under sub-clause 5.5 to submit or otherwise does submit material for advice or approval to the Proprietor, the Proprietor shall within 15 Working Days of receipt of any such submission provide advice or as the case may be advise the Subscribers in writing whether approval is given. If full approval is not given the Proprietor shall specify the grounds for withholding approval and shall indicate what remedial steps it considers necessary.

5.7	In the case of submissions pursuant to sub-clause 5.5 and for the purposes of sub-clause 5.6 if no written response is forthcoming from the Proprietor to the Subscribers by the stipulated time, the Subscribers shall give written notice to such effect to the Proprietor following receipt of which the Proprietor shall respond within 3 Working Days failing which the Subscribers shall be released from its obligation to obtain approval in relation to the individual submission or request in question.

5.8	For the avoidance of doubt, the provisions of Clause 5 relating to liaison and submissions, requests and approvals are intended to secure best results from the benefit of the subscription granted hereunder and nothing in Clause 5 is intended to cause or have as its effect a restriction on either party’s ability in its general commercial activities in achieving its individual advertising and market penetration goals.

6 Quality and Standards

6.1	The Subscribers shall at all times ensure that the Products are produced, sold or otherwise disposed of, supplied, used and maintained and that the Services are provided by or for the Subscribers in accordance and full compliance with all licences, permits, legislations, registrations, regulations, restrictions, standards and codes applicable in the Territory under which the Subscribers or as the case may be its Affiliates, its suppliers, its contractors, sub-contractors or its or their employees or its or their agents are or may be lawfully required to operate in relation to the production, sale, supply, disposition, use and maintenance of the Products and the provision of the Services as any of the same may be in force or applicable from time to time during the term of this Agreement.

6.2	Where there is no licence, permit, legislation, registration, regulation, restriction, code or standard applicable, the Subscribers shall ensure that Products are produced, sold or otherwise disposed of, supplied, used and maintained, at a standard at least equivalent to Satisfactory Quality and that Services are provided in accordance with good industry practice.

6.3	In all cases the Subscribers shall ensure that the production, sale, supply, disposition and use of all Products and the provision of all Services is carried out in compliance with all relevant legislation and regulations relating to health and safety and protection of the environment.

7 Proprietor Access

7.1	Without imputing any liability to the Proprietor or any of its Affiliates, the Subscribers shall permit the persons authorised by the Proprietor at all reasonable times to enter the premises of the Subscribers for the purpose of verifying the standards of quality of the Products and Services upon or in relation to which the Business Name, Marks or Marketing Indicia are being used as well as their compliance with the Code, and shall at the request of the Proprietor furnish at the Subscribers’ expenses for inspection and analysis such samples of the Products or Services and evidence of their compliance with the Code as may reasonably be requested. The Subscribers shall procure for itself identical rights of access to the premises of any of its customers, contractors, sub-contractors or service suppliers for the purpose of verifying the standards of quality of any of the Products being produced or supplied or any of the Services being provided for or on behalf of the Subscribers by that contractor, sub-contractor or service supplier and to be furnished with such samples of the Products or Services for inspection and analysis and evidence of their compliance with the Code as may reasonably be requested. Where necessary the Subscribers shall also endeavour to procure reasonable access for the Proprietor to the premises of the contractors, sub-contractors or service suppliers for the purpose of verifying the use of the Business Name, Marks or Marketing Indicia as permitted and of their compliance with the Code.

7.2	The Subscribers shall, upon the Proprietor’s request, provide to the Proprietor examples of any item supplied by or on behalf of the Subscribers which bear or relates to the Business Name, Marks or Marketing Indicia.

7.3	The Subscribers shall, upon the Proprietor’s request, provide to the Proprietor examples and evidence of the Subscribers’ and or its contractor’s or sub-contractor’s compliance with the Code.

8 Product Liability and Indemnity

8.1	Notwithstanding the provisions of Clause 2 and notwithstanding any approval or agreement by the Proprietor pursuant to Clause 3.1:-

(a) all conditions, warranties, statements, liabilities and guarantees whether statutory or otherwise as or relating to the suitability, merchantability, Satisfactory Quality and performance ability of the Products and Services are the responsibility solely of the Subscribers and in no circumstances whatsoever shall the Proprietor be liable in contract, tort or otherwise for any costs, expenses, liabilities, damages or losses including any consequential losses or any special losses whether any of the same shall be direct or indirect that may be suffered by the Subscribers or by any third party, howsoever caused; and

(b) the Proprietor shall not be liable in contract, tort or otherwise in respect of the production, processing, use, sale or other disposition of the Products or any non-compliance with the provisions of Clause 6 and accordingly the Subscribers shall indemnify and keep the Proprietor indemnified in respect of all costs, liabilities, damages, losses, claims and expenses which may be incurred or suffered by the Subscribers or by any third parties, in tort or otherwise, and arising in any way out of the manufacture, use, sale or other disposition of the Products and Services and Other Use.

8.2	The Subscribers shall be exclusively responsible for the technical and commercial operation of the production or processing of the Products and provision of the Services and for all Products and Services sold or supplied by or on behalf of the Subscribers.

9 Tata Code of Conduct

9.1	The Subscribers acknowledges that the grant of a subscription by virtue of these presents to the use of the Business Name, Marks or Marketing Indicia is circumscribed by the provisions of the Code, adherence to which is a sine qua non to the continued derivation of benefits of the TATA brand affiliation. The Subscribers therefore undertakes to conduct its business affairs at all times by following in letter and spirit the Code. The Subscribers agree to take immediate steps to make all its employees aware of the Code, obtain their commitment and ensure their adherence to the Code. The Subscribers shall also create the climate and provide opportunities for the voicing of genuinely held concerns about behaviour or decisions that are perceived to be in contravention of the Code to enable remedial action to be taken.

9.2	The Subscribers undertake to provide the Proprietor relevant information and access to its premises, properties and records at all times to verify that the provisions of the Code are fully honoured. The Subscribers further undertake to ensure that remedial action is taken within a reasonable time upon any violation coming to its notice or upon being pointed out by the Proprietor.

9.3	In case the Subscribers are joint venture companies, the application and implementation of the Code may be governed by an agreement between the joint venture partners. Unless an alternate or a stricter provision is incorporated in such an agreement all the provisions of the Code will apply without exception.

10 Acknowledgement of Rights

10.1	The Subscribers hereby acknowledge that the Proprietor is the sole and rightful owner of the Business Name, Marks or Marketing Indicia and agrees that during the continuance of this Agreement the Subscribers will not claim any rights in or to the Business Name, Marks or Marketing Indicia other than the permission to use them as specifically provided herein and further that both during the continuation and after the termination of this Agreement the Subscribers will not dispute nor assist others to dispute the validity or ownership of the Business Name, Marks or Marketing Indicia in relation to any goods or services or Other Use whatsoever or wheresoever.

10.2	The Subscribers further agree that all lawful use and goodwill of the Business Name, Marks or Marketing Indicia by the Subscribers shall inure to the benefit of the Proprietor and that the Subscribers shall, during or after the continuance of this Agreement, execute such assignments, assurances or other documents as shall reasonably be required by the Proprietor to give effect to the provisions of this paragraph.

10.3	Copyright in all manuals, codes, materials, statements and information supplied to the Subscribers under this Agreement by the Proprietor shall remain throughout in the ownership of the Proprietor.

11 Procedure in case of potential infringement

11.1	Upon becoming aware of:

(a) any infringement or suspected infringement of any of the Business Name, the Marks, the Marketing Indicia; or

(b) any application for or registration of a trademark which the Subscribers believe should be opposed or cancelled on the grounds of interference (actual or potential) with any rights in and to any of the Business Name, the Marks, the Marketing Indicia; or

(c) any matter or circumstance of whatsoever nature which in the opinion of the Subscribers might affect the interests of the Proprietor or the Subscribers in the Business Name, the Marks, the Marketing Indicia.

The Subscribers shall forthwith notify the Proprietor but the Subscribers shall not institute any action or proceeding for infringement, cancellation or otherwise take any steps unless specifically requested or agreed to by the Proprietor.

11.2	If in any case (whether pursuant to a notification under Sub-clause 11.1 or otherwise) the Proprietor shall desire to institute any action or proceeding or take any other step for the protection of any of the Business Name, Marks or Marketing Indicia in relation to the use covered by this Agreement, the Subscribers shall if so requested by the Proprietor join with the Proprietor in all and any action and proceeding and step which the Proprietor shall in its sole discretion determine to take and shall render to the Proprietor such assistance as the Proprietor may require.

11.3	All costs and expenses in any action or proceeding or other step pursuant to this Clause 11 shall be borne between the parties as the parties from time to time agree.

12. Subscription

12.1	In consideration of the obligations and responsibilities undertaken by the Proprietor pursuant to Clause 2 hereof and the authorisation granted to the Subscribers under Clause 3 hereof, each Subscriber shall during the currency of this Agreement pay or ensure that each of the Subscribers will pay or procure to be paid to the Proprietor a subscription amount, raised against each of the Subscribers by the Proprietor, at the rate of 0.25% of the Annual Net Income in such manner as may be directed by the Proprietor.

12.2	Notwithstanding anything contained in Clause 12.1 the maximum subscription payable by each subscriber shall not exceed 5 percent of its Annual Profit Before Tax.

12.3	The Proprietor shall have the right to waive the subscription and the waiving of the subscription by the Proprietor shall be made by written notice from the Proprietor to the Subscribers and shall represent an additional document to this Agreement. A waiver of the subscription shall not affect the validity of any Clause of this Agreement and shall not represent a waiver of any rights of the Proprietor under this Agreement.

12.4	The Proprietor shall have the right to review from time to time, if necessary, in order to fulfill its obligations and responsibilities under Clause 2, the subscriptions outlined in Clause 12.1 of this Agreement.

12.5	No change in the Use by the Subscriber will be permitted unless prior approval is obtained from the Proprietor. The change in the Use by the Subscriber to be approved by the Proprietor will be accompanied by a change in the categorisation of the subscriber and the subscription payable. Any change in the Use authorised by the Proprietor shall be subject to the provisions of Clause 4.

12.6	The Subscribers shall, along with the remittance of the subscription, payable at par at Mumbai or in such manner as may be directed by the Proprietor, render to the Proprietor the Statement of Computation of the consolidated Annual Net Income and consolidated Annual Profit Before Tax signed by a duly authorised representative of the Subscribers. Such Statement shall be delivered to the Proprietor along with the payment of the subscription due.

12.7	If the Proprietor so requests, the Subscribers shall, within 30 days of such request, provide the Proprietor with such additional information and documentation as will enable the Proprietor or an independent auditor appointed by the Proprietor to confirm the contents of the Statement referred to above. The Subscribers shall remit any further sums which may be determined to be payable by the Subscribers.

12.8	The Subscribers shall at all times during the currency of this Agreement, keep true and accurate records and particulars of the operations conducted by the Subscribers which may be material for the purpose of determining the sums due to the Proprietor hereunder and the said records and particulars shall be open during normal business hours to inspection by a representative or an independent auditor appointed by the Proprietor upon the Proprietor giving reasonable notice to the Subscribers and such representative shall be free to make copies or extracts from such records insofar as such copies or extracts are relevant to the determination of the sums due to the Proprietor hereunder.

12.9	Insofar as any governmental or other relevant authorities in the Territory shall require the Subscribers to deduct tax from any payments due to the Proprietor under this Agreement, the Proprietor hereby gives its consent to such deduction and the Subscribers undertake to make payment of such tax to the relevant authorities; provided, however, that both parties to this Agreement shall use their best endeavours to secure maximum relief or exemption from any such tax in accordance with the provisions of any applicable double taxation treaty between the Republic of India and the Territory in respect of all payments made under this Agreement. In the event that any payment of tax is made by the Subscribers pursuant to this Clause the Subscribers shall promptly send to the Proprietor the appropriate Certificate of deduction of tax and all other supporting documentation.

13 Duration and Termination provisions

13.1	The Commencement Date of the subscription granted under this Agreement shall be April 1, 2008 and it shall, subject to the provisions for earlier termination provided for in this Agreement, continue in force until terminated by either party.

13.2	The Subscription granted under this Agreement may be terminated as follows:

(a) by written agreement between the parties; or

(b) by the Proprietor on six months notice in writing for reasons to be recorded; or

(c) forthwith, by the Proprietor, against such Subscribers who commit a breach of any of the provisions of this Agreement and fail to rectify the same within thirty days of receiving written notification of such breach from the Proprietor.

13.3	The Proprietor shall have the right to terminate the subscription granted under this Agreement against all or any of the Subscribers immediately upon the happening of any one or more of the following events occurring or coming to the attention of the Proprietor;

(a) failure of any of the Subscribers to obtain the permission of the Proprietor for changes in the Use according to Clauses 4.3 and 12.5;

(b) failure of any of the Subscribers to make due payments according to Clause 12;

(c) failure of any of the Subscribers to secure and maintain the necessary consents from its shareholders to undertake the business for which this subscription is granted;

(d) failure of any of the Subscribers to secure and maintain necessary operating licences from the Government of the Territory;

(e) the introduction of any legislation or regulation compulsorily transferring or otherwise depriving the shareholders of any of the Subscribers or any of them of any of their shares in the Subscribers;

(f) any of the Subscribers disposing of or being deprived of its business or a substantial part thereof;

(g) any of the Subscribers going into liquidation (other than a voluntary liquidation for the purpose of reconstruction or amalgamation the terms of which have been agreed to in writing by the Proprietor) or becoming party to any merger or consolidation as a result of which their rights under this Agreement would pass to any other person firm or corporation (other than a reconstruction, amalgamation, merger or consolidation the terms of which have been agreed to in writing by the Proprietor);

(h) if the Proprietor and/or Subscribers to a similar Agreement and their affiliates cease to hold in the aggregate at least 15% of the Equity Capital of Tata Communications Limited;

(i) if the business of any of the Subscribers continues to be unprofitable for three consecutive years as a result of which no subscription is paid during that period.

In the event of termination under sub-clauses (c) or (d) above the Subscribers shall pay to the Proprietor a single fixed sum by way of liquidated damages calculated as equal to the Proprietor’s costs in preparation of and for the operation of this Agreement.

13.4	In the event a Subscriber ceasing to be a subsidiary of Tata Communications Limited, then such company shall immediately cease using the Business Name, Marks or Marketing Indicia in whatever manner including on packaging, stationery and advertising material and change their corporate name by deleting Tata therefrom;

13.5	In the event Tata Communications Limited itself ceases to be authorized to use the Tata name in any manner all the Subscribers shall cease from using the Tata name in any manner and change their corporate name by deleting Tata therefrom;

13.6	If at any time it should come to the Proprietor’s attention that any of the Business Name, the Marks, the Marketing Indicia are not in use by any of the Subscribers as envisaged hereunder and such non-use continues or has continued for a total period of 180 days, the subscription granted hereunder in respect of the Business Name, the Marks, the Marketing Indicia whichever is the subject of such non-use may be forthwith revoked by the Proprietor on written notice to the Subscriber to such effect and all rights granted hereunder in relation thereto shall thereupon immediately revert to the Proprietor.

13.7	Termination of this Agreement under any of the provisions of Clause 13 shall be subject to the provisions of Clauses 10 and 13 hereof.

13.8	The provisions of Clauses 10, 13 and 16 shall survive any termination of this Agreement and/or any revocation pursuant to Clause 13.

14 Post Termination

Upon termination of this Agreement in any manner whatsoever the Subscribers and its Subsidiaries:

(a) shall neither use or assist others to use any of the Business Name the Marks and Marketing Indicia nor any other mark, word or words (including any translation of any of the Business Name the Marks and Marketing Indicia) which in the opinion of the Proprietor might be confused therewith, either -

(i) as a trademark in relation to any goods or service or other use whatsoever; or

(ii) as the style or name (or as part of the style or name) of any firm, partnership or corporation or otherwise; or

(iii) as a descriptive or generic term, including the use of such trade mark or such style or name on or in relation to packages, labels, advertising and other materials;

and

(b) shall ensure the immediate payment of all outstanding subscription due pursuant to Clause 12 prior to termination and in respect of any stocks of the Products and Services existing at the time of termination which the Proprietor may decide to authorise the Subscribers to dispose of after termination.

15 Variation

Subject to Clause 18.1 hereof the parties may at any time by express agreement add to, delete or amend the contents of this Agreement.

16 Confidentiality

16.1 It is acknowledged by both parties that the existence (as distinct from the content) of this Agreement once executed will be regarded as being in the public domain.

16.2	The parties hereto shall keep secret and confidential and not disclose to any third party the contents of this Agreement and all business information acquired thereunder and shall procure that their Affiliates and shareholders and the officers, employees agents and professional advisors or any of them observe this confidentiality obligation.

16.3	The Subscribers shall keep secret and confidential all information relating to marketing plans, strategies and information of and/or belonging to the Proprietor, or any of their Affiliates and shall not disclose any such information howsoever or whensoever acquired and irrespective of the form such information may be in, to any third party including but not limited to its shareholders and shall ensure that such information is only disclosed to such of its employees as reasonably require such information in the proper course of their work.

16.4	The obligations of confidentiality in this Clause 16 shall not apply to information which is -

(a)	in the public domain or hereafter becomes so through no breach of this Agreement; or

(b)	is in the possession of the Subscribers at the date hereof and is not subject to other obligations of confidentiality; or

(c)	is lawfully acquired from a third party with the right to make disclosure.

16.5	Notwithstanding the provisions of this Clause 16, information subject to this Clause 16 may be disclosed:

(a)	with and subject to the prior written consent of the owner of such information; or

(b)	as properly required by law or judicial process; or

(c)	to auditors and professional advisers, ALWAYS PROVIDED that such disclosures are as far as practicable made under similar obligations of confidentiality as are contained herein.

16.6	Nothing in this Agreement shall oblige either party to divulge any information that it considers it is prevented from divulging by rules, law or regulations including but not limited to the Stock Exchange and for the avoidance of doubt the release in this sub-clause 16.6 shall apply to any requirement in this Agreement to provide information on Major Campaigns where such Major Campaign is predominantly for a purpose relating to the Subscribers’ or its Affiliates’ activities which may be governed by the rules, laws or regulations in question.

17	Public Announcements

The Subscribers shall not make any public announcement concerning this Agreement or its subject matter without the prior written consent of the Proprietor.

18	Miscellaneous

18.1	No variation or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by or on behalf of both parties.

18.2	If any provision of this Agreement is held by any court of competent jurisdiction to be void or unenforceable in whole or part, this Agreement shall continue to be valid as to the unaffected provisions thereof.

The parties shall, as far as practicable, replace any such void or unenforceable provisions with legal and enforceable provisions which achieve, to the extent possible and permissible by law, the objects of this Agreement.

18.3	The provisions of this Agreement shall supersede any prior agreement or understanding verbal or in writing and shall constitute the entire agreement between the parties hereto with respect to the subject matter herein.

Notices and written statements hereunder shall be sent to the party entitled thereto by facsimile or other quickest mode of communication available with confirmation by registered post to its address first above written or at such other address as may from time to time be communicated in writing to the other party.

18.4	All disputes arising in any way out of or affecting this Agreement shall be referred to arbitration for settlement in accordance with the Arbitration and Conciliation Act, 1996, as amended from time to time. Arbitration shall take place in Mumbai.

18.5	The construction validity and performance of this Agreement shall be governed by Indian laws and the parties submit to the jurisdiction of the Courts in Mumbai.

This Agreement is executed in two counterparts each of which shall constitute the original.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed the day and year first above written in the manner hereinafter appearing.

For and on behalf of	For and on behalf of
TATA SONS LIMITED	The Subscribers

Name: Dr. J.J. Irani	Authorised Signatory
Designation: Director	Name: Satish Ranade
Designation: Company Secretary & Chief Legal Officer, Tata Communications Limited.

TCL CONTRACT REG NO.431

Schedule A

Schedule B

List of Subscribers

Sr. No.	Name of Company	Registered address	Country
1	Tata Communications Internet Services Limited	274 Captain Gaur Marg, Srinivaspuri, Delhi -110065	India
2	Tata Communications Banking InfraSolutions Limited	Plot No: C-21/ C 36, ‘G’ Block, Bandra Kurla Complex, Bandra East, Mumbai 400 098.	India
3	Tata Communications Transformation Services Limited	Plot No: C-21/ C 36, ‘G’ Block, Bandra Kurla Complex, Bandra East, Mumbai 400 098.	India
4	Tata Communications Lanka Limited	60, Second Floor, Dharmapala Mawatha, Colombo - 3, Sri Lanka	Sri Lanka
5	Tata Communications (Australia) Pty Limited	King Street Wharf, Suite 503, 35 Lime Street, Sydney NSW2000, Australia	Sydney, Australia
6	Tata Communications (America) Inc.	2711 Centerville Road, Suite 400, Wilmington, Delaware 19808	USA
7	Tata Communications Services (America) Inc.	2711 Centerville Road, Suite 400, Wilmington, Delaware 19808	USA
8	Tata Communications (US) Inc.	2711 Centerville Road, Suite 400, Wilmington, Delaware 19808	USA
9	Tata Communications (Belgium SPRL	Avenue Louise 331-333, 1050 Brussels, Belgium	Belgium
10	Tata Communications (Bermuda) Limited	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda	Bermuda
11	Tata Communications Services (Bermuda) Ltd	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda	Bermuda
12	Tata Communications (Canada) ULC	Suite 900, 1959 Upper Water Street, Halifax, Nova Scotia, B3J, 3N2	Canada
13	Tata Communications (France) SAS	131 Avenue Charles de Gaulle, 92200 Neuilly-surSeine, France	France
14	Tata Communications Deutschland GmbH	Frankfurt am Main, Germany	Frankfurt, Germany
15	Tata Communications (Guam) LLC	Suite 1008 DNA Building 238 Archbishop F.C. Flores Street 96910 Hagatna, Guam	Guam
16	Tata Communications (Hong Kong) Limited	Unit 2402, Bank of America Tower, No. 12 Harcourt Road, Hong Kong	Hong Kong
17	Tata Communications (Hungary) LLC	1051 Budapest, Roosevelt ter 7-8 Hungary	Hungary
18	Tata Communications (Ireland) Limited	6th Floor, South Bank House, Barrow Street, Dublin 4	Ireland
19	Tata Communications (Italy) Sri	Via Vittor Pisani 16, Milano 20124, Italy	Italy
20	Tata Communications (Japan) KK	Asahi Seimei Ebisu Building 8F 1-3-1 Ebisu, Shibuya-ku, Tokyo 150-0013 Japan	Japan
21	Tata Communications (Netherlands) B.V.	1098XH Amsterdam, Science Park 400, The Netherlands	Netherlands

22	Tata Communications (Nordic) AS	Sandviksveien 26, 1363 Hovik Norway	Norway
23	Tata Communications (Poland) Sp. Zoo	ui Populama 6, 02-473 Warsaw, Poland	Poland
24	Tata Communications (Portugal) Unipessoal LDA	Avenida da Liberdade 224 - Edificio Eurolex, 1250-148 Lisboa Portugal	Portugal
25	Tata Communications (Portugal) Instalacao E Manutencao De Redes LDA	Rua Severino Falcao 14, Prior Velho, Loures Lisbon	Portugal
26	Tata Communications (Puerto Rico) Inc	Popular Center Building, 209 Munoz Rivera Ave, Suite 201, San Juan, Puerto Rico, 00918	Puerto Rico
27	Tata Communications (Russia) LLC	Russia 121 099 Smolenskaya sq. 3 office 621	Russia
28	Tata Communications International Pte. Ltd.	5 Shenton Way #34-10 UIC Building Singapore 068808	Singapore
29	Tata Communications (Sweden) AB	c/o Bird & Bird Advoket KB, Norrlandsgaten, S-E Box 7714, 103 95 Stockholm, Sweden	Sweden
30	Tata Communications (Switzerland) GmbH	c/o Lenz & Staehelin, Aktiengeselscraft, Bleicherweg 58, Zurich 8002, Switzerland	Switzerland
31	Tata Communications (UK) Limited	Suite 7.03, 2 Harbour Exchange, Harbour Exchange Square, London	UK
32	Tata Communications (Middle East) FZ-LLC	Office No. 302, Building No.12, Third Floor, Dubai, United Arab Emirates	UAE
33	Tata Communications (Taiwan) Limited	10F-1, No.155, Sec. 1, Keelung Rd., Taipei City, Taiwan	Taiwan

TATA CODE OF CONDUCT

The TATA name represents more than a century of ethical conduct of business in a wide array of markets and commercial activities in India and abroad. As the owner of the TATA mark, Tata Sons Limited (“Tata Sons”) wishes to strengthen the TATA brand by formulating “The TATA Code of Conduct” (“the Code”) enunciating the values which have governed and shall govern the conduct and activities of companies associating with or using the TATA name and of their employees.

Although it shall be the responsibility of all employees of a TATA Company to ensure compliance with the Code it shall be the obligation of the senior management of the TATA Company to establish and maintain the Company’s conduct of business in accordance with the Code as well as supervise compliance with the Code. Any actual or perceived violation of the Code reported to the management of the Company shall be duly investigated and appropriate corrective actions taken. The management of a TATA company shall apply appropriate disciplinary actions against employees who willfully do not comply with the Code. The management of the TATA Company shall also keep the Corporate Assurance Department of Tata Sons duly apprised of such matters and submit annually a declaration or compliance report as may be prescribed.

The TATA Code of Conduct, as annexed hereto, has been adopted by the Subscribers.

For and on behalf of the Subscribers

Name:	Authorized Signatory Satish Ranade, Company Secretary & Chief Legal Officer, Tata Communications Limited

Signature:

Signed this      day of February 2010

TATA CODE OF CONDUCT

1. National interest

The Tata Group is committed to benefit the economic development of the countries in which it operates. No Tata company shall undertake any project or activity to the detriment of the wider interests of the communities in which it operates.

A Tata company’s management practices and business conduct shall benefit the country, localities and communities in which it operates, to the extent possible and affordable, and shall be in accordance with the laws of the land.

A Tata company, in the course of its business activities, shall respect the culture, customs and traditions of each country and region in which it operates. It shall conform to trade procedures, including licensing, documentation and other necessary formalities, as applicable.

2. Financial reporting and records

A Tata company shall prepare and maintain its accounts fairly and accurately, and in accordance with the accounting and financial reporting standards which represent the generally accepted guidelines, principles, standards, laws and regulations of the country in which the company conducts its business affairs.

Internal accounting and audit procedures shall reflect, fairly and accurately, all of the company’s business transactions and disposition of assets, and shall have internal controls to provide assurance to the company’s board and shareholders that the transactions are accurate and legitimate. All required information shall be accessible to company auditors and other authorised parties and government agencies. There shall be no wilful omissions of any company transactions from the books and records, no advance-income recognition, and no hidden bank account and funds.

Any wilful and material misrepresentation of and / or misinformation on financial accounts and reports shall be regarded as a violation of the Code, apart from inviting appropriate civil or criminal action under relevant laws. No employee shall make, authorise, abet or collude in an improper payment, unlawful commission or bribing.

3. Competition

A Tata company shall fully support the development and operation of competitive, open markets and shall promote the liberalisation of trade and investment in each country and market in which it operates. Specifically, no Tata company or employee shall engage in restrictive trade practices, abuse of market dominance or similar unfair trade activities.

A Tata Company or employee shall market the company’s products and services on their own merits and shall not make unfair and misleading statements about competitors’ products and services. Any collection of competitive information shall be made only in the normal course of business and shall be obtained only through legally permitted sources and means.

4. Equal-opportunities employer

A Tata company shall provide equal opportunities to all its employees and all qualified applicants for employment without regard to their race, caste, religion, colour, ancestry, marital status, gender, sexual orientation, age, nationality, ethnic origin or disability.

Human resource policies shall promote diversity and equality in the workplace, as well as compliance with all local labour laws, while encouraging the adoption of international best practices.

Employees of a Tata company shall be treated with dignity and in accordance with the Tata policy of maintaining a work environment free of all forms of harassment, whether physical, verbal or psychological. Employee policies and practices shall be administered in a manner consistent with applicable laws and other provisions of this Code, respect for the right to privacy and the right to be heard, and that in all matters equal opportunity is provided to those eligible and decisions are based on merit.

5. Gifts and donations

A Tata company and its employees shall neither receive nor offer or make, directly or indirectly, any illegal payments, remunerations, gifts, donations or comparable benefits that are intended, or perceived, to obtain uncompetitive favours for the conduct of its business. The company shall cooperate with governmental authorities in efforts to eliminate all forms of bribery, fraud and corruption.

However, a Tata company and its employees may, with full disclosure, accept and offer nominal gifts, provided such gifts are customarily given and/or are of a commemorative nature. Each company shall have a policy to clarify its rules and regulations on gifts and entertainment, to be used for the guidance of its employees.

6. Government agencies

A Tata company and its employees shall not, unless mandated under applicable laws, offer or give any company funds or property as donation to any government agency or its representative, directly or through intermediaries, in order to obtain any favourable performance of official duties. A Tata company shall comply with government procurement regulations and shall be transparent in all its dealings with government agencies.

7. Political non-alignment

A Tata company shall be committed to and support the constitution and governance systems of the country in which it operates.

A Tata company shall not support any specific political party or candidate for political office. The company’s conduct shall preclude any activity that could be interpreted as mutual dependence / favour with any political body or person, and shall not offer or give any company funds or property as donations to any political party, candidate or campaign.

8. Health, safety and environment

A Tata company shall strive to provide a safe, healthy, clean and ergonomic working environment for its people. It shall comply with all health, safety and environmental regulations in the jurisdiction in which it operates. A Tata company shall be committed to best practices in the health and safety of employees. It shall prevent the wasteful use of natural resources and be committed to improving the environment, particularly with regard to the emission of greenhouse gases, and shall endeavour to offset the effect of climate change in all spheres of its activities.

A Tata company, in the process of production and sale of its products and services, shall strive for economic, social and environmental sustainability.

9. Quality of products and services

A Tata company shall be committed to supply goods and services of world class quality standards, backed by after-sales services consistent with the requirements of its customers, while striving for their total satisfaction. The quality standards of the company’s goods and services shall meet applicable national and international standards.

A Tata company shall display adequate health and safety labels, caveats and other necessary information on its product packaging.

10. Corporate citizenship

A Tata company shall be committed to good corporate citizenship, not only in the compliance of all relevant laws and regulations but also by actively assisting in the improvement of quality of life of the people in the communities in which it operates. The company shall encourage volunteering by its employees and collaboration with community groups.

Tata companies are also encouraged to develop systematic processes and conduct management reviews, as stated in the Tata ‘corporate sustainability protocol’, from time to time so as to set strategic direction for social development activity.

The company shall not treat these activities as optional, but should strive to incorporate them as an integral part of its business plan.

11. Cooperation of Tata companies

A Tata company shall cooperate with other Tata companies, including applicable joint ventures, by sharing knowledge and physical, human and management resources, and by making efforts to resolve disputes amicably, as long as this does not adversely affect its business interests and shareholder value.

In the procurement of products and services, a Tata company shall give preference to other Tata companies, as long as they can provide these on competitive terms relative to third parties.

12. Public representation of the company and the group

The Tata Group honours the information requirements of the public and its stakeholders. In all its public appearances, with respect to disclosing company and business information to public constituencies such as the media, the financial community, employees, shareholders, agents, franchisees, dealers, distributors and importers, a Tata company or the Tata Group shall be represented only by specifically authorised directors and employees. It shall be the sole responsibility of these authorised representatives to disclose information about the company or the Group.

13. Third-party representation

Parties which have business dealings with the Tata Group but are not members of the Group, such as consultants, agents, sales representatives, distributors, channel partners, contractors and suppliers, shall not be authorised to represent a Tata company without the written permission of the Tata company, and / or if their business conduct and ethics are known to be inconsistent with the Code.

Third parties and their employees are expected to abide by the Code in their interaction with, and on behalf of, a Tata company. Tata companies are encouraged to sign a non-disclosure agreement with third parties to support confidentiality of information.

14. Use of the Tata brand

The use of the Tata name and trademark shall be governed by manuals, codes and agreements to be issued by Tata Sons. The use of the Tata brand is defined in and regulated by the Tata Brand Equity and Business Promotion Agreement. No third party or joint venture shall use the Tata brand to further its interests without specific authorisation.

15. Group policies

A Tata company shall recommend to its board of directors the adoption of policies and guidelines periodically formulated by Tata Sons.

16. Shareholders

A Tata company shall be committed to enhancing shareholder value and complying with all regulations and laws that govern shareholder rights. The board of directors of a Tata company shall duly and fairly inform its shareholders about all relevant aspects of the company’s business, and disclose such information in accordance with relevant regulations and agreements.

17. Ethical Conduct

Every employee of a Tata company, including full-time directors and the chief executive, shall exhibit culturally appropriate deportment in the countries they operate in, and deal on behalf of the company with professionalism, honesty and integrity, while conforming to high moral and ethical standards. Such conduct shall be fair and transparent and be perceived to be so by third parties.

Every employee of a Tata company shall preserve the human rights of every individual and the community, and shall strive to honour commitments.

Every employee shall be responsible for the implementation of and compliance with the Code in his / her environment. Team members shall also be encouraged by the employee to comply. Failure to adhere to the Code could attract severe consequences, including termination of employment.

18. Regulatory compliance

Employees of a Tata company, in their business conduct, shall comply with all applicable laws and regulations, in letter and spirit, in all the territories in which they operate. If the ethical and professional standards of applicable laws and regulations are below that of the Code, then the standards of the Code shall prevail.

Directors of a Tata company shall comply with applicable laws and regulations of all the relevant regulatory and other authorities. As good governance practice they shall safeguard the confidentiality of all information received by them by virtue of their position.

19. Concurrent Employment

Consistent with applicable laws, an employee of a Tata company shall not, without the requisite, officially written approval of the company, accept employment or a position of responsibility (such as a consultant or a director) with any other company, nor provide freelance services to anyone, with or without remuneration. In the case of a full-time director or the chief executive, such approval must be obtained from the board of directors of the company

20. Conflict of interest

An employee or director of a Tata company shall always act in the interest of the company, and ensure that any business or personal association which he / she may have does not involve a conflict of interest with the operations of the company and his / her role therein.

An employee, including the executive director (other than independent director) of a Tata company, shall not accept a position of responsibility in any other non-Tata company or not-for-profit organisation without specific sanction.

The above shall not apply to (whether for remuneration or otherwise):

a)	nominations to the boards of Tata companies, joint ventures or associate companies;

b)	memberships / positions of responsibility in educational / professional bodies, wherein such association will benefit the employee / Tata company;

c)	nominations / memberships in government committees / bodies or organisations;

d)	exceptional circumstances, as determined by the competent authority.

Competent authority, in the case of all employees, shall be the chief executive, who in turn shall report such exceptional cases to the board of directors on a quarterly basis. In case of the chief executive and executive directors, the Group Corporate Centre shall be the competent authority.

An employee or a director of a Tata company shall not engage in any business, relationship or activity which might conflict with the interest of his / her company or the Tata Group. A conflict of interest, actual or potential, may arise where, directly or indirectly...

(a)	an employee of a Tata company engages in a business, relationship or activity with anyone who is party to a transaction with his / her company;

(b)	an employee is in a position to derive an improper benefit, personally or to any of his / her relatives, by making or influencing decisions relating to any transaction;

(c)	an independent judgement of the company’s or Group’s best interest cannot be exercised.

The main areas of such actual or potential conflicts of interest shall include the following:

(a)	An employee or a full-time director of a Tata company conducting business on behalf of his / her company or being in a position to influence a decision with regard to his / her company’s business with a supplier or customer where his / her relative is a principal officer or representative, resulting in a benefit to him / her or his / her relative.

(b)	Award of benefits such as increase in salary or other remuneration, posting, promotion or recruitment of a relative of an employee of a Tata company, where such an individual is in a position to influence decisions with regard to such benefits.

(c)	The interest of the company or the Group can be compromised or defeated.

Notwithstanding such or any other instance of conflict of interest that exist due to historical reasons, adequate and full disclosure by interested employees shall be made to the company’s management. It is also incumbent upon every employee to make a full disclosure of any interest which the employee or the employee’s immediate family, including parents, spouse and children, may have in a family business or a company or firm that is a competitor, supplier, customer or distributor of or has other business dealings with his / her company.

Upon a decision being taken in the matter, the employee concerned shall be required to take necessary action, as advised, to resolve / avoid the conflict.

If an employee fails to make the required disclosure and the management of its own accord becomes aware of an instance of conflict of interest that ought to have been disclosed by the employee, the management shall take a serious view of the matter and consider suitable disciplinary action against the employee.

21. Securities transactions and confidential information

An employee of a Tata company and his / her immediate family shall not derive any benefit or counsel, or assist others to derive any benefit, from access to and possession of information about the company or Group or its clients or suppliers that is not in the public domain and, thus, constitutes unpublished, price-sensitive insider information.

An employee of a Tata company shall not use or proliferate information that is not available to the investing public, and which therefore constitutes insider information, for making or giving advice on investment decisions about the securities of the respective Tata company, Group, client or supplier on which such insider information has been obtained.

Such insider information might include (without limitation) the following:

•	acquisition and divestiture of businesses or business units;

•	financial information such as profits, earnings and dividends;

•	announcement of new product introductions or developments;

•	asset revaluations;

•	investment decisions / plans;

•	restructuring plans;

•	major supply and delivery agreements;

•	the raising of finances.

An employee of a Tata company shall also respect and observe the confidentiality of information pertaining to other companies, their patents, intellectual property rights, trademarks and inventions; and strictly observe a practice of non-disclosure.

22. Protecting company assets

The assets of a Tata company shall not be misused; they shall be employed primarily and judiciously for the purpose of conducting the business for which they are duly authorised. These include tangible assets such as equipment and machinery, systems, facilities, materials and resources, as well as intangible assets such as information technology and systems, proprietary information, intellectual property, and relationships with customers and suppliers.

23. Citizenship

The involvement of a Tata employee in civic or public affairs shall be with express approval from the chief executive of his / her company, subject to this involvement having no adverse impact on the business affairs of the company or the Tata Group.

24. Integrity of data furnished

Every employee of a Tata company shall ensure, at all times, the integrity of data or information furnished by him/her to the company. He/she shall be entirely responsible in ensuring that the confidentiality of all data is retained and in no circumstance transferred to any outside person/party in the course of normal operations without the express guidelines from or, approval of the management.”

25. Reporting concerns

Every employee of a Tata company shall promptly report to the management, and / or third-party ethics helpline, when she / he becomes aware of any actual or possible violation of the Code or an event of misconduct, act of misdemeanour or act not in the company’s interest. Such reporting shall be made available to suppliers and partners, too.

Any Tata employee can choose to make a protected disclosure under the whistleblower policy of the company, providing for reporting to the chairperson of the audit committee of the board of directors or specified authority. Such a protected disclosure shall be forwarded, when there is reasonable evidence to conclude that a violation is possible or has taken place, with a covering letter, which shall bear the identity of the whistleblower.

The company shall ensure protection to the whistleblower and any attempts to intimidate him / her would be treated as a violation of the Code.